Item 77C - Submission of matters to a vote of security holders

1. A Special Meeting of Shareholders ("Meeting") of the Munder Energy Fund ("Energy Fund"), a series of Munder Series Trust ("MST"), was held on February 25, 2011. The Meeting was adjourned until March 23, 2011 to complete the proxy solicitation.

The purpose of the Meeting was to ask shareholders to consider the following proposal, which was more fully described in the Proxy Statement dated January 4, 2011:

Proposal 1. A proposal to approve or disapprove an Agreement and Plan of Reorganization providing for, among other things, (a) the acquisition of all of the assets of the Energy Fund by the Munder Growth Opportunities Fund
("Growth Opportunities Fund"), a diversified series of MST, in exchange for shares of the Growth Opportunities Fund and the assumption by the Growth Opportunities Fund of all liabilities of the Energy Fund and (b) the subsequent liquidation, termination, and dissolution of the Energy Fund.

The results of the votes are set forth below:

Proposal 1	No. of Shares
For		1,238,299
Against		83,776
Abstain		141,707

2. A Special Meeting of Shareholders ("Meeting") of the Munder Small-Cap Value Fund ("Small-Cap Value Fund"), a series of Munder Series Trust ("MST"), was held on March 31, 2011. The Meeting was adjourned until April 25, 2011 in order to permit shareholders further time to respond to the solicitation of proxies. The Meeting was adjourned a final time until May 5, 2011 to complete the proxy solicitation.

The purpose of the Meeting was to ask shareholders to consider the following proposal, which was more fully described in the Proxy Statement dated February 14, 2011:

Proposal 1. A proposal to approve an amendment to the Investment Advisory Agreement in place between MST, on behalf of the Small-Cap Value Fund, and the Small-Cap Value Fund's investment adviser, Munder Capital Management, to increase the investment advisory fee for the Small-Cap Value Fund.

The results of the votes are set forth below:

Proposal 1	No. of Shares
For		2,903,261
Against		454,655
Abstain		77,721